Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Constellation Energy Corporation of our report dated February 18, 2025, (December 9, 2025, as to the effects of the adjustment to goodwill discussed in Note 2) relating to the financial statements of Calpine Corporation, appearing in the Current Report on Form 8-K dated December 9, 2025.

/s/ DELOITTE & TOUCHE LLP

Houston, TX

March 19, 2026